Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: R.D. Leslie Vice President/Treasurer Chief Financial Officer (936) 637-5325

LUFKIN INDUSTRIES ANNOUNCES DEFINITIVE AGREEMENT TO
 PURCHASE D&R OILFIELD SERVICES

LUFKIN, Texas (Nov. 21, 2003) -- Lufkin Industries, Inc. (Nasdaq:LUFK) today announced that it has entered into a definitive agreement to purchase the operating assets and commercial operations of D&R Oilfield Services located in Drayton Valley, Alberta, Canada. The transaction, which is subject to normal closing conditions, is expected to close by mid-December 2003.

Commenting on the announcement, Larry M. Hoes, vice president, and general manager of the Oil Field division, said, "We are very pleased by this opportunity to join forces with D&R to strengthen Lufkin’s presence in Canada’s oil field service business. From our longstanding presence in Canada’s oil field equipment market, we know that D&R’s management and employees have built a reputation for high quality and dependable service. We look forward to working with them as we jointly focus on expanding this successful record."

Douglas V. Smith, president and chief executive officer of Lufkin, added, "This strategic transaction, which we expect to be accretive to our financial results, is consistent with our long-term strategy for enhancing our oil field market leadership through both internal and external growth. As with our two oil field acquisitions completed in the third quarter, we remain committed to evaluating additional opportunities to achieve our growth objectives."

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211